                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of Foster Wheeler Corporation on Form S-3 (File No. 33-61809) of our report dated February 13, 1995, on our audits of the consolidated financial statements of Foster Wheeler Corporation and Subsidiaries as of December 30, 1994 and December 31, 1993, and for each of the three years in the period ended December 30, 1994, which report is incorporated by reference in the Corporation's Annual Report on Form 10-K, as amended on Form 10-K/A, dated October 23, 1995. We also consent to the reference to our firm under the caption "Experts" in the registration statement.


                                          Coopers & Lybrand L.L.P.

New York, New York

October 25, 1995